                                                                  EXHIBIT 10.38

[HEALTHDYNE TECHNOLOGIES LOGO]



October 12, 1995

Mr. John L. Miclot
10526 Wellington Boulevard
Powell, Ohio 43065

Dear John:

This correspondence supersedes my letter to you of October 10, 1995 and confirms our offer to you for the position of Senior Vice President, Sales and Marketing, on behalf of Healthdyne Technologies, Inc. ("Healthdyne Technologies" or "Company"), which employment is to commence on or before November 1, 1995. In this position you will report directly to me. The Company agrees to make a recommendation to the Board of Directors at the next Board meeting to elect you as an executive officer of the Company.

Your initial base salary will be $6,730.77 (gross before deductions) payable on a biweekly basis, which is equivalent to approximately $175,000.00 per annum. Future salary adjustments and assignment of job responsibilities shall be based upon individual and Company performance. Your salary will be reviewed by the Compensation Committee of the Board of Directors at the time all other executive officers are reviewed. Executive officers of the Company are reviewed for annual salary consideration effective March 1st of each year. You also will be eligible to participate in any applicable annual Company bonus program with an annual target bonus amount equal to twenty-five percent (25%) of the base salary paid to you in accordance with the terms of such program in effect from time to time.

As an incentive to enter into the employment of Healthdyne Technologies, the Company agrees to pay you a bonus in the amount of $40,000.00 (gross before deductions). This bonus will be paid to you in two separate payments of $20,000.00 (gross before deductions) each. The first payment will be made to you within thirty (30) days following the commencement of your employment with the Company. The second payment will be made to you upon the completion of your relocation from Powell, Ohio to the Marietta, Georgia area, and is conditioned on your status as an active ernployee on the date of payment.

The Company will make a recommendation to the Company's Stock Option Committee that you be granted a stock option to purchase 35,000 shares of Healthdyne Technologies Common Stock. Such stock option will be subject to the standard terms and conditions of the Company's applicable stock option plan. You will be eligible for ongoing consideration for future stock option grants.

In accordance with Company policy, you will receive an automobile allowance in the amount of $700.00 per month.

Mr. John Miclot
October 12, 1995
Page 2




You will be eligible to participate in the Healthdyne Technologies Retirement Benefit Award under the terms and conditions of this plan. A copy of the Retirement Benefit Award is enclosed.

You will be eligible to participate in the customary medical, dental, life insurance and long-term disability benefits offered to other employees in similar positions the first pay period following thirty (30) days of employment. A summary of these benefits is enclosed. More detailed enrollment information will be sent to you shortly after you begin employment. If you accept this offer, you may receive copies of Company policies and procedures in effect from time to time and agree to abide by same, realizing that changes can occur at any time and that such polices and procedures are not to be construed as a contract of employment. You will also be reimbursed for your reasonable business expenses in accordance with policy.

Vacation will accrue at the rate of 1.25 days per month, which is equivalent to fifteen (15) days or three (3) weeks per year.

The Company will also reimburse you for your actual expenses incurred in maintaining your COBRA coverage from your previous employer for a period of thirty (30) days from your date of hire. Depending on whether you have elected individual or family COBRA coverage, the Company will reimburse you up to a maximum of $156.95 for single coverage and $422.42 for family coverage per month.

In connection with your relocation from your current residence located at 10526 Wellington Boulevard, Powell, Ohio to the Marietta, Georgia area, the following relocation benefits will be provided to you as a condition of your employment:

- Reimbursement for expanses associated with movement of household goods, storage, appliance servicing, transportation, house hunting trips, temporary lodging and living expenses, purchase of new residence, and interim house expenses will be in accordance with the Healthdyne Technologies Relocation Policy (copy enclosed) as described on Pages 1 through 6 of the Policy. The limits and duration of such expenses will be extended, when necessary, on a reasonable case-by-case basis.

- You will also be eligible for reimbursement of expenses associated with the sale of your current residence in Powell, Ohio. Eligible expenses are defined on Page 7 Section II.A.2. (Sale of Former Residence) of the Healthdyne Technologies Relocation Policy.

- Full gross-up tax protection (first and second tier) will also be offered for relocation expenses resulting in non-deductible, taxable income as defined on Page 6 in Section 5 (Tax Effects) of the Healthdyne Technologies Relocation Policy.

The reimbursement of eligible relocation expenses, including tax protection, will be limited to $85,000.00 in the aggregate.

If through your good faith efforts, you are unable to sell your current residence for an amount equal to or greater than your confirmed purchase price of the residence, the Company agrees to reimburse you for the confirmed loss (difference between purchase price and sales price) up to a maximum reimbursement of $25,000.00.

Mr. John Miclot
October 12, 1995
Page 3




Should you voluntarily elect to leave the employ of Healthdyne Technologies within the first twenty-four (24) months of employment with the Company, you will be required to repay to the Company the relocation expenses incurred and paid on your behalf through the date of your termination of employment. The specific amount of relocation expenses to be repaid to the Company will decline over time in accordance with the following schedule:

         Period of Employment with    Percentage of Relocation Expenses
          Healthdyne Technologies     Payable to Healthdyne Technologies

               0 - 12 months                          100%
              13 - 18 months                           50%
              19 - 24 months                           25%
          Greater than 24 months                        0%



A special severance arrangement is included in this offer of employment. This special severance arrangement will become effective and the payments and benefits, described below, will be provided to you only if your employment with the Company is terminated by the Company due to the elimination of your job, through no fault of your own, with no offer of a comparable position within the Company. This special severance arrangement will not apply if your employment with the Company is terminated due to voluntary resignation, death, disability, retirement, discharge for cause, lack of a comparable position upon return from a leave of absence, or change of control of Healthdyne Technologies. "Cause" shall be defined as:

         (i) Your conviction of, or your plea of guilt or nolo contendere to any felony (other than operating a motor vehicle under the influence of alcohol) or any act of fraud or embezzlement of funds;

         (ii) Your violation of the terms and conditions set forth in the Company's Confidentiality Agreement, which you have executed and acknowledge as binding obligations;

         (iii) Your engagement in any fraudulent, unlawful or unethical practice adversely affecting the Company or its customers or suppliers, or your engagement in activities outside the ordinary course of business that have a material adverse effect on the Company or its customer or suppliers;

         (iv) Your refusal to perform reasonable duties required of your position (as designated by the officers and directors of the Company from time to time).

Under this special severance arrangement, if such termination of employment occurs, you are eligible to receive your regular base salary, in effect at the time of your termination, for a period of twelve (12) months from the date of your termination of employment These severance payments will be made to you in regular installments consistent with the Company's normal payroll cycle. Your existing medical and life insurance benefits will continue at the normal contribution rate for you and your dependents during the period of severance pay.

Mr. John Miclot
October 12, 1995
Page 4



Severance payments will cease prior to the twelve (12) month period described above if, during the period of severance pay, you violate or do not comply with any of the terms and conditions specified in the Company's Confidentiality Agreement, or you do not cooperate with the Company in taking all means reasonably possible to ensure the rights and interest of the Company are fully protected and preserved. In order to receive the severance pay and benefits described above, you will be required to release the Company from any and all other claims, demands, or causes of action. This release must be executed prior to the receipt of the first severance pay installment.

As we discussed, the enclosed Non-Competition Agreement has been revised and those revisions can be found on Page 6, 4(a)(1) and on Page 8, 5(a). This Agreement is extended to you to ensure you receive reasonable compensation in return for your agreement not to compete with the Company in the event of your termination of employment with the Company following a change in control of the Company as defined in the Agreement.

This offer is contingent upon your signing the Company's Confidentiality Agreement attached hereto. Please indicate your acceptance to the terms stated herein by signing the acceptance below and returning this letter, along with an executed original of the attached Agreement to me in the enclosed self-addressed envelope. Please retain a copy of the fully executed Agreements for your records.

I look forward to your joining Healthdyne Technologies and believe the relationship will be mutually rewarding. I am confident these arrangements will be satisfactory to you and I look forward to receiving your acceptance of our offer of employment

Sincerely,

/s/ Craig B. Reynolds

Craig B. Reynolds
President and Chief Executive Officer




                                   ACCEPTANCE

I have read and understand the foregoing which constitutes the complete, entire and exclusive statement of the agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I accept employment at will with the Company subject to the terms and conditions contained herein.


/s/ John L. Miclot                                      10/17/95
-------------------------------------------------------------------------------
John L. Miclot                                          Date